VSE Announces Jury Verdict in Civil Litigation Matter

Alexandria, Virginia, July 1, 2016 - VSE Corporation (Nasdaq: VSEC) reported today a jury awarded damages of approximately $4.8 million (exclusive of interest to be determined by the Court), against VSE in a civil litigation matter in a verdict rendered on June 30, 2016.  As we have previously reported, Heritage Disposal and Storage LLC, filed a lawsuit against VSE in the United States District Court on February 27, 2015.  The complaint alleged that VSE had not paid Heritage the full charges for services rendered related to the storage and manipulation of fireworks under a prime contract that VSE maintains with the U.S. Bureau of Alcohol Tobacco, Firearms and Explosives.
"A number of substantive issues remain under the Court's consideration and no final ruling has been made.  Notwithstanding these remaining issues, we intend to avail ourselves of all legal options.  While the litigation is pending, we do not intend to comment or respond to inquiries regarding this matter," said Thomas M. Kiernan, VSE General Counsel and Corporate Secretary. "However, we will continue to make appropriate disclosure as required by law."
About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.